



                        Litchfield Financial Corporation
                        Computation of Earnings Per Share

                                   Three Months Ended     Nine Months Ended
                                      September 30,          September 30,
                                   ------------------     -----------------
                                     1999      1998         1999       1998
                                     ----      ----         ----       ----
Basic:
   Weighted average number of
common shares outstanding........ 6,984,158  6,835,775   6,926,644   6,083,183
                                  =========  =========   ==========  =========

   Net income....................  $510,000 $2,690,000  $5,995,000  $6,549,000
                                   ======== ==========  ===========  =========

   Net income per common share...  $  .07   $   .39     $   .87     $   1.08
                                   ======== ==========  ===========  =========
Diluted:
   Weighted average number of
common shares outstanding........ 6,984,158  6,835,775   6,926,644   6,083,183
   Weighted average number of
common stock equivalents
outstanding:
Stock options...............        317,850    323,106     300,643     349,238
                                    -------   --------    --------    --------

   Weighted average common and
     common equivalent shares
     outstanding.................  7,302,008  7,158,882  7,227,286   6,432,422
                                   =========  ========== ==========  ==========

   Net income....................   $510,000 $2,690,000 $5,995,000  $6,549,000
                                    ========  ========= ==========   ==========

   Net income per common share...  $    .07  $      .38 $      .83  $     1.02
                                   =========  ========== ========== ===========

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